Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-4) of Bank of Marin Bancorp of our report dated March 14, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bank of Marin Bancorp, which report appears in the Annual Report (Form 10-K) of Bank of Marin Bancorp for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in the proxy statement-prospectus, which is made part of this Registration Statement.

/s/ Moss Adams LLP

Stockton, California
August 23, 2013